                                                                    Exhibit 99.3

                            NEW VALLEY HOLDINGS, INC.


                              FINANCIAL STATEMENTS


                                DECEMBER 31, 1997

                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
   Report of Independent Accountants.................................................................         2

   Balance Sheets as of December 31, 1997 and December 31, 1996......................................         3

   Statements of Operations for the years ended December 31, 1997, December 31, 1996
         and December 31, 1995.......................................................................         4

   Statements of Stockholder's Equity (Deficit) for the years ended December 31, 1997,
         December 31, 1996 and December 31, 1995.....................................................         5

   Statements of Cash Flows for the years ended December 31, 1997, December 31, 1996
         and December 31, 1995.......................................................................         6

   Notes to Financial Statements.....................................................................         7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of New Valley Holdings, Inc.


We have audited the accompanying balance sheets of New Valley Holdings, Inc. (the "Company") as of December 31, 1997 and 1996 and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Valley Holdings, Inc. at December 31, 1997 and 1996 and the results of their operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.

Miami, Florida
April 8, 1998

                            NEW VALLEY HOLDINGS, INC.
                                 BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

===============================================================================================

                                                                   December 31,    December 31,
                                                                       1997           1996
                                                                  ----------------------------
ASSETS

  Cash and cash equivalents ..................................      $      6       $      1

  Investment in New Valley:
    Redeemable preferred stock ...............................        59,359         72,962
    Common stock .............................................       (59,359)       (72,962)
                                                                    --------       --------
    Total investment in New Valley............................      --------       --------

  Total assets ...............................................      $      6       $      1
                                                                    ========       ========

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

  Payable to parent ..........................................      $     56       $      4
  Accrued expenses ...........................................                            7
  Current income taxes payable to parent .....................         6,298          6,312
                                                                    --------       --------

  Total liabilities ..........................................         6,354          6,323
                                                                    --------       --------

  Commitments and contingencies...............................

  Common stock, $0.01 par value, 100 shares authorized, issued and outstanding...........................................
  Additional paid-in capital .................................         7,633          7,633
  Deficit ....................................................       (25,737)          (727)
  Other ......................................................        11,756        (13,228)
                                                                    --------       --------

  Total stockholder's equity (deficit) .......................        (6,348)        (6,322)
                                                                    --------       --------

  Total liabilities and stockholder's equity (deficit) .......      $      6       $      1
                                                                    ========       ========



                  The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

================================================================================================

                                                      December 31,   December 31,   December 31,
                                                          1997          1996            1995
                                                     -------------------------------------------
Equity in (loss) earnings of New Valley .........      $(26,908)      $(7,877)      $    330

Interest income .................................             6            55            429

General and administrative expenses .............           (47)          (28)           (20)
                                                       --------       -------       --------

(Loss) income from continuing operations before
     income taxes ...............................       (26,949)       (7,850)           739
                                                       --------       -------       --------

(Benefit) provision for income taxes:
   Current ......................................           (14)        1,840          4,472
   Deferred .....................................          (673)         (800)       (12,799)
                                                       --------       -------       --------

Income tax (benefit) provision ..................          (687)        1,040         (8,327)
                                                       --------       -------       --------

(Loss) income from continuing operations ........       (26,262)       (8,890)         9,066

Income from discontinued operations of New Valley
     net of taxes of $673 and $800 in 1997 and
     1996, respectively .........................         1,252         1,542          4,553
                                                       --------       -------       --------

Net (loss) income ...............................      $(25,010)      $(7,348)      $ 13,619
                                                       ========       =======       ========


                  The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

==================================================================================================================================

                                                                            Additional  Retained             Stock      Retained
                                                              Common Stock   Paid-In    Earnings          Subscription  Earnings
                                                            Shares   Amount  Capital    (Deficit)  Other   Receivable   (Deficit)
                                                            ------   ------  -------    ---------  -----   ----------  -----------

Balance, December 31, 1994 .................................  100            $    10     $ 80,012  $  7,257   $ (10)     $ 87,269

Increase in capital  from New Valley's  repurchase
    of Class A Shares and other capital
    transactions, net of tax ...............................                  11,020                                       11,020
Reduction of  unrealized  holding gain on
    investment  in New Valley, net of tax ..................                                         (2,432)               (2,432)
Proportionate share of New Valley's unrealized
    appreciation in investments, net of tax ................                                            716                   716
Net income .................................................                               13,619                          13,619
Dividends ..................................................                              (61,503)                        (61,503)
Satisfaction of stock subscription receivable ..............                     (10)                            10
                                                              ---      --    -------     --------  --------   -----      --------

Balance, December 31, 1995 .................................  100             11,020       32,128     5,541                48,689

Increase in capital from New Valley's repurchase
    of Class A Shares, net of tax ..........................                   1,152                                        1,152
Proportionate share of New Valley's unrealized
   appreciation in investments, net of tax .................                                          2,227                 2,227
Increase in unrealized holding loss on investment
   in New Valley, net of tax ...............................                                        (20,996)              (20,996)
Net loss ...................................................                               (7,348)                         (7,348)
Increase in valuation allowance on deferred tax
   assets ..................................................                  (4,539)                                      (4,539)
Dividends ..................................................                              (25,507)                        (25,507)
                                                              ---      --    -------     --------  --------   -----      --------

Balance, December 31, 1996 .................................  100              7,633         (727)  (13,228)               (6,322)

Proportionate share of New Valley's unrealized
   appreciation in investments, ............................                                          3,179                 3,179
Reduction of unrealized holding loss on investment
   in New Valley ...........................................                                         21,805                21,805
Net loss ...................................................                              (25,010)                        (25,010)
                                                              ---      --    -------     --------  --------    -----     --------

Balance, December 31, 1997 .................................                 $ 7,633     $(25,737) $ 11,756              $ (6,348)
                                                              ===      ==    =======     ========  ========    =====     ========


                   The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

======================================================================================================

                                                           December 31,   December 31,    December 31,
                                                               1997          1996            1995
                                                          --------------------------------------------
Cash flows from operating activities:
  Net (loss) income .....................................    $(25,010)     $(7,348)        $ 13,619
  Adjustments to reconcile net (loss) income to net
    cash provided by operating activities:
      Equity in (loss) earnings of New Valley ...........      26,908        7,877             (330)
      Deferred income taxes .............................        (673)        (800)         (12,799)
      Income from discontinued operations of New Valley        (1,252)      (1,542)          (4,553)
      (Decrease) increase in income taxes payable .......         (14)       1,840            4,472
      Other .............................................          46           10
                                                             --------      -------         --------

Net cash provided by operating activities ...............           5           37              409
                                                             --------      -------         --------

Cash flows from investing activities:
  Dividends received from New Valley ....................                   24,733           61,832
                                                             --------      -------         --------
Net cash provided by investing activities ...............                   24,733           61,832
                                                             --------      -------         --------

Cash flows from financing activities:
  Distributions paid to parent ..........................                  (25,507)         (61,503)
                                                             --------      -------         --------
Net cash used in financing activities ...................                  (25,507)         (61,503)
                                                             --------      -------         --------

Net increase (decrease) in cash and cash equivalents.....           5         (737)             738

Cash and cash equivalents at beginning of period.........           1          738
                                                             --------      -------         --------

Cash and cash equivalents at end of period ..............    $      6      $     1         $    738
                                                             ========      =======         ========


                  The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



1.    BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

      Organization. New Valley Holdings, Inc. (the "Company") was formed on September 9, 1994, pursuant to the laws of Delaware, by BGLS Inc. ("BGLS") to act as a holding company for certain stock investments in New Valley Corporation ("New Valley"). BGLS, which owns 100% of the authorized, issued and outstanding common stock of the Company, is a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke"), a Delaware corporation whose stock is traded on the New York Stock Exchange.

      Estimates and Assumptions. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

      Cash and Cash Equivalents. For purposes of statements of cash flows, cash includes cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. Interest on short-term investments is recognized when earned.

      New Accounting Pronouncements. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income. The purpose of reporting comprehensive income is to present a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. For the Company, other components of stockholders' equity include such items as the Company's proportionate interest in New Valley's capital transactions and unrealized gains and losses on investment securities. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company does not anticipate that implementation of SFAS No. 130 will have a material impact on the consolidated financial statements.

2.    INVESTMENT IN NEW VALLEY CORPORATION

      At December 31, 1997 and 1996, the Company's investment in New Valley consisted of a 41.5% voting interest. At December 31, 1997 and 1996, the Company owned 57.7% of the outstanding $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value) $.01 par value (the "Class A Preferred Shares"), and 41.5% of New Valley's common shares, $.01 par value (the "Common Shares").

      The Class A Preferred Shares are accounted for as debt and equity securities pursuant to the requirements of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are classified as available-for-sale. The Common Shares are accounted for pursuant to Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock".

      The Company determines the fair value of the Class A Preferred Shares based on the quoted market price. Through September 1996, earnings on the Class A Preferred Shares were comprised of dividends accrued during the period and the accretion of the difference between the Company's basis and their mandatory redemption price. During the quarter ended September 30, 1996, the decline in the market value of the Class A Preferred Shares, the dividend received on the Class A Preferred Shares and the Company's equity in losses incurred by New Valley caused the carrying value of the Company's investment in New Valley to be reduced to zero. Beginning in the fourth quarter of 1996, the Company suspended the recording of its earnings on the dividends accrued and the accretion of the difference between the Company's basis in the Class A Preferred Shares and their mandatory redemption price.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      The Company's investment in New Valley at December 31, 1997 and 1996, respectively, is summarized below:

                                                                                        Unrealized
                                          Number of        Fair        Carrying         Holding
1997                                       Shares          Value        Amount        Gain (Loss)
----                                       ------          -----        ------        -----------
   Class A Preferred Shares.......          618,326        $59,359      $59,359       $ (3,083)
   Common Shares..................        3,969,962(A)       1,995      (59,359)
                                                           -------      ------        --------
                                                           $61,354      $             $ (3,083)
                                                           =======      =======       ========
1996
----

   Class A Preferred Shares.......          618,326        $72,962      $72,962       $(24,881)
   Common Shares..................        3,969,962(A)       5,955      (72,962)
                                                           -------      -------       --------
                                                           $78,917      $             $(24,881)
                                                           =======      =======       ========



          (A) Gives effect to July 1996 one-for-twenty reverse stock split.

      In November 1994, New Valley's First Amended Joint Chapter 11 Plan of Reorganization, as amended ("Joint Plan"), was confirmed by order of the United States Bankruptcy Court for the District of New Jersey and on January 18, 1995, New Valley emerged from bankruptcy reorganization proceedings and completed substantially all distributions to creditors under the Joint Plan. Pursuant to the Joint Plan, among other things, the Class A Preferred Shares, the Class B Preferred Shares, the Common Shares and other equity interests were reinstated and retained all of their legal, equitable and contractual rights.

      In February 1995, New Valley repurchased 54,445 Class A Preferred Shares pursuant to a tender offer made as part of the Joint Plan. During 1995, New Valley repurchased 339,400 additional Class A Preferred Shares on the open market at an aggregate cost of $43,405. During 1996, New Valley repurchased 72,104 Class A Preferred Shares for a total amount of $10,530. The Company has recorded its proportionate interest in the excess of the carrying value of the shares over the cost of the shares repurchased as a credit to additional paid-in capital in the amount of $1,782 and $16,802 for the years ended December 31, 1996 and 1995, respectively.

      The Class A Preferred Shares of New Valley are required to be redeemed on January 1, 2003 for $100.00 per share plus dividends accrued to the redemption date. The shares are redeemable, at any time, at the option of New Valley, at $100.00 per share plus accrued dividends. The holders of Class A Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board of Directors, payable at the rate of $19.00 per annum. At December 31, 1997 and 1996, respectively, the accrued and unpaid dividends arrearage was $163,302 ($152.41 per share) and $117,117 ($109.31 per share). The Company received $24,733 ($40.00 per share) and $61,832 ($100.00 per share) in dividend distributions in 1996 and 1995, respectively.

3.    NEW VALLEY CORPORATION

      Summarized financial information for New Valley as of and for the years ended December 31, 1997, 1996 and 1995 follows:

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)

                                                                       1997          1996           1995
                                                                       ----          ----           ----
Current assets, primarily cash and marketable securities......       $118,474      $183,720
Noncurrent assets.............................................        322,749       222,820
Current liabilities...........................................        128,128        98,110
Noncurrent liabilities........................................        185,024       170,223
Redeemable preferred stock....................................        258,638       210,571
Shareholders' equity (deficit)................................       (130,399)      (72,364)

Revenues......................................................        108,441       111,954        $67,730
Costs and expenses............................................        136,685       128,209         66,064
(Loss) income from continuing operations......................        (25,193)      (13,216)         1,374
Income from discontinued operations...........................          4,620         5,726         16,873
Net (loss) income applicable to common shares(A)..............        (89,048)      (65,160)       (13,714)

Company's share of discontinued operations....................          1,925         2,373          7,005



      (A)Considers all preferred accrued dividends, whether or not declared and, in 1995 and 1996, the excess of carrying value of redeemable preferred shares over cost of shares purchased.

      On January 31, 1997, New Valley entered into a stock purchase agreement with Brooke (Overseas) Ltd. ("BOL"), a wholly-owned subsidiary of BGLS, and acquired all of BOL's shares (the "BML Shares") in BrookeMil Ltd. ("BML"), representing 99.1% of the common stock of BML, which is engaged in real estate development in Russia. New Valley paid BOL a purchase price of $55,000 for the BML Shares, consisting of $21,500 in cash and a New Valley $33,500 9% promissory note. The note was paid in full in 1997.

      On February 20, 1998, New Valley and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty") to make real estate and other investments in Russia. In connection with the formation of Western Realty, New Valley agreed, among other things, to contribute to Western Realty the real estate assets of its subsidiary BML and Apollo agreed to contribute up to $58,000.

      Under the terms of the agreement governing Western Realty (the "LLC Agreement"), the ownership and voting interests in Western Realty will be held equally by Apollo and New Valley. Apollo will be entitled to a preference on distributions of cash from Western Realty to the extent of its investment, together with a 15% annual rate of return, and New Valley will then be entitled to a return of $10,000 of BML-related expenses incurred by New Valley since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to New Valley and 30% to Apollo. Western Realty will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty will generally require the unanimous consent of the Board of Managers. Accordingly, New Valley will account for its non-controlling interests in Western Realty on the equity method.

      The organization of Western Realty was effected pursuant to the LLC Agreement. On January 11, 1996, New Valley acquired from an affiliate of Apollo eight shopping centers for $72,500. New Valley and pension plans sponsored by BGL have invested in investment partnerships managed by an affiliate of Apollo. Apollo's affiliate owns a substantial amount of debt securities of Brooke and warrants to purchase common stock of the Company.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      Western Realty will seek to make additional real estate and other investments in Russia. New Valley and Apollo have agreed to invest, through Western Realty or another entity, up to $25,000 in the aggregate for the potential development of a real estate project in Moscow. In addition, Western Realty has agreed to acquire for $20,000 a 30% profits interest in a company organized by BOL which, among other things, owns an interest in a new factory being constructed on the outskirts of Moscow by a subsidiary of BOL.

4.    RJR NABISCO HOLDINGS CORP.

      As of December 31, 1997 and 1996, New Valley held approximately 612,650 and 1,700,000 shares of RJR Nabisco Holdings Corp. ("RJR Nabisco") common stock, respectively, with a market value of $22,898 and $59,200 (cost of approximately $18,780 and $53,400). During 1997, 1996 and 1995 New Valley expensed $100, $11,724 and $3,879, respectively, for costs relating to its RJR Nabisco investment.

      In June 1996, various agreements between High River Limited Partnership ("High River"), the Company, BGLS and New Valley were terminated by mutual consent. Pursuant to these agreements, the parties had agreed to take certain actions during late 1995 and in 1996 designed to cause RJR Nabisco to effectuate a spinoff of its food business, Nabisco Holdings Corp. ("Nabisco"). The terminations of the High River agreements left in effect for one year certain provisions concerning payments to be made to High River in the event New Valley achieved a profit (after deducting certain expenses) on the sale of the shares of RJR Nabisco common stock which were held by it or they were valued at the end of such year at higher than their purchase price or in the event the Company or its affiliates engaged in certain transactions with RJR Nabisco. Based on the market price of RJR Nabisco common stock, no amounts were payable by New Valley under these agreements.

      Pursuant to an agreement between Brooke and New Valley whereby New Valley agreed to reimburse Brooke and its subsidiaries for reasonable out-of-pocket expenses in connection with RJR Nabisco, New Valley paid Brooke and its subsidiaries a total of $17 and $2,370 in 1997 and 1996, respectively.

      On February 29, 1996, New Valley entered into a total return equity swap transaction (the "Swap") with an unaffiliated company relating to 1,000,000 shares of RJR Nabisco common stock. During the third quarter of 1996, the Swap was terminated. New Valley recognized a loss on the Swap of $7,305 for the year ended December 31, 1996.

5.    FEDERAL INCOME TAX

      The Company's operations are included in the consolidated tax return of Brooke. Income taxes in these financial statements are shown as if the Company filed a separate tax return.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



      The amounts provided for income taxes are as follows:

                                                                         December 31,
                                                            1997             1996            1995
                                                            ----------------------------------------
        Current:
             U.S. Federal.........................          $ (14)           $1,840        $  4,472
             State................................

        Deferred:
             U.S. Federal.........................           (673)             (800)        (12,799)
             State................................
                                                            -----            ------        --------
        Total provision (benefit) for continuing
                 operations.......................          $(687)           $1,040        $ (8,327)
                                                            =====            ======        ========

      The tax effect of temporary differences which give rise to a significant portion of deferred tax assets and liabilities is as follows:

                                                              December 31, 1997
                                                          Deferred         Deferred
                                                         Tax Asset       Tax Liability
                                                      ---------------------------------
        Excess of tax basis over book basis
          of non-consolidated entities............          $ 8,400          $
        Valuation allowance.......................           (8,400)
                                                            -------          ------

             Total................................          $                $
                                                            =======          ======

                                                              December 31, 1996
                                                          Deferred         Deferred
                                                         Tax Asset       Tax Liability
                                                      ---------------------------------
        Excess of book basis over tax basis
          of non-consolidated entities............          $ 8,400     $
        Valuation allowance.......................           (8,400)
                                                            -------

             Total................................          $           $
                                                            =======     =======

      Differences between the amounts provided for income taxes and amounts computed at the federal statutory rate of 35% are summarized as follows:

                                                                          December 31,
                                                            1997             1996               1995
                                                      -----------------------------------------------
        (Loss) income from continuing
             operations before income taxes........       $(26,949)          $(7,850)          $  739
                                                          ========           =======           ======

        Federal income tax (benefit) provision at
             statutory rate........................         (9,432)           (2,748)             259
        Decrease resulting from 80% dividends
             received deduction under Internal
             Revenue Code Section 243..............                                            (8,586)
        Net effect of equity transactions..........          8,745
        Establishment of valuation allowance.......                            3,788
                                                          --------           -------          -------
             Total.................................       $   (687)          $ 1,040          $ 8,327
                                                          ========           =======          =======

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      At December 31, 1997, the Company had $8,400 of unrecognized net deferred tax assets, comprised primarily of future deductible temporary differences. A valuation allowance has been provided against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change.

6.    CONTINGENCIES

      BGLS has pledged its ownership interest in the Company's common stock and the Company's investments in the New Valley securities as collateral in connection with the issuance of BGLS' 15.75% Senior Secured Notes ("BGLS Notes") due 2001.

      On March 2, 1998, BGLS entered into an agreement with AIF II, L.P. and an affiliated investment manager on behalf of a managed account (together, the "Apollo Holders") who hold approximately 41.9% of the BGLS Notes in which the Apollo Holders agreed to defer the payment of interest on the BGLS Notes held by them, commencing with the interest payment that was due July 31, 1997, which they had previously agreed to defer, through the interest payment due July 31, 2000. The deferred interest payments will be payable at final maturity of the BGLS Notes on January 31, 2001 or upon an event of default under the Indenture for the BGLS Notes.

         BAKER, ET AL. V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No.97-703444-NP, Wayne County Circuit Court, Michigan (case filed on February 4,
1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in Michigan. No motion for class certification has been brought by plaintiff.

         TAYLOR, TERRY, ET AL. V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No. 97-715975, Wayne County Circuit Court, Michigan (case filed on July 28, 1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Michigan. No motion for class certification has been brought by plaintiff.

         WHITE, HENRY LEE, ET AL. V. PHILIP MORRIS, ET AL., Case No. 5:97-CV-91BRS, Chancery Court of Jefferson County, Mississippi (case filed on April 24, 1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Mississippi. No motion for class certification has been brought by plaintiff.

         BADILLO, ET AL. V. THE AMERICAN TOBACCO COMPANY, ET AL., Case No. CV-N-97-573-HDM (RAM), USDC, District of Nevada (case filed on November 4,
1997). This action is brought on behalf of all Nevada casino workers that have been injured by exposure to environmental tobacco smoke. No motion for class certification has been brought by plaintiff.

         DIENNO, VITO AND MARTIN N. HALLNAN, ET AL. V. LIGGETT GROUP INC., ET AL., Case No. unknown, District Court, Clark County, Nevada (case filed on December 22, 1997). This action is brought on behalf of all Nevada casino workers that have been injured by exposure to environmental tobacco smoke. No motion for class certification has been brought by plaintiff.

         SELCER, ET AL. V. R.J. REYNOLDS, ET AL., Case No. CV-S-97-00334-PMP
(RLH), USDC, District of Nevada (case filed on September 3, 1997). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in Nevada. No motion for class certification has been brought by plaintiff.

         PISCITELLO, HELEN, ET AL. V. PHILIP MORRIS INC., ET AL., Case No. 98-CIV-4613, Superior Court, Middlesex County, New Jersey (case filed on March 6, 1998). This personal injury class action is brought on behalf of plaintiff and all similarly situated injured smokers resident in New Jersey. No motion for class certification has been brought by plaintiff.

         TEPPER AND WATKINS, ET AL. V. PHILIP MORRIS INC., ET AL., Case No. BER-L-4983-97-E, Middlesex County Superior Court, New Jersey (case filed on May 28, 1997). This "addiction-as-injury" putative class action is brought on behalf of plaintiff and all similarly situated addicted smokers resident in New Jersey. To date, no motion for class certification has been filed by plaintiff.



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